Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Media contacts:
September 14, 2020	Kim Ancin
8:00AM ET	908.801.0500
kimberly.ancin@verizon.com

Adria Tomaszewski
908.908.2382
adria.tomaszewski@verizon.com

Verizon to acquire Tracfone

Bringing together industry leading value and premium brands on America’s most reliable network

NEW YORK – Verizon (NYSE: VZ) announced today that it has entered into an agreement with America Movil to acquire Tracfone, the leading pre-paid and value mobile provider in the U.S. The acquisition expands Verizon’s portfolio into the value segment, bringing enhanced access to its industry-leading wireless network and comprehensive suite of mobility products and services to a new customer base.

Tracfone is the largest reseller of wireless services in the US, serving approximately 21 million subscribers through a network of over 90,000 retail locations nationwide. A longtime partner of Verizon, more than 13 million Tracfone subscribers currently rely on Verizon’s wireless network through an existing wholesale agreement.

Following the acquisition, Verizon expects to bring its award-winning 4G LTE and 5G networks and other innovative technologies to Tracfone customers, further develop Tracfone’s distribution channels, and expand Tracfone’s market opportunities.

The acquisition of Tracfone aligns with Verizon’s growth oriented Network as a Service strategy, and will provide more U.S. consumers seeking value wireless plans with improved experiences and enhanced services, including fixed wireless residential broadband solutions, 5G access and expanded international calling and roaming options. The portfolio of Tracfone brands creates a platform for growth and innovation in Verizon’s support of the value and low income segments. Verizon will continue to offer Lifeline service through Tracfone and further develop its core brands, products and distribution channels, including StraightTalk, the vast majority of whose customers operate on the Verizon network today.

“This transaction is aligned with what we do best: providing reliable wireless service alongside a best-in-class customer experience,” said Hans Vestberg, Chairman and CEO of Verizon. “We are excited about the opportunity to bring Tracfone and its brands into the Verizon family where we can put the full support of Verizon behind this business and provide exciting and compelling products into this attractive segment of the market. We are pursuing this important strategic acquisition from a position of strength given our very strong and prudent financial profile.”

Ronan Dunne, Executive Vice President and Group CEO, Verizon Consumer Group added: “Since its launch, Tracfone has developed strong consumer brands and has established itself as a clear leader in the value mobile segment. This transaction firmly establishes Verizon, through the Tracfone brands, as the provider of choice in the value segment, which complements our clear leadership in the premium segment.”

“We’re looking forward to welcoming all of Tracfone’s customers and each of Tracfone’s nearly 850 valuable employees. We are excited to expand our relationship with Tracfone’s distribution partners, and when Tracfone’s customers become part of our family, they will get the best of both worlds – more choices, better services, and new features thanks to Verizon’s investment – but with the flexibility and control that they have come to value with its prepaid plans. Being connected is now more important than ever, and Tracfone customers will benefit from Verizon’s innovations – both now and in the future,” he added.

The consideration for the transaction will include $3.125 billion in cash and $3.125 billion in Verizon common stock, subject to customary adjustments, at closing. The agreement also includes up to an additional $650 million in future cash consideration related to the achievement of certain performance measures and other commercial arrangements.

Verizon expects to drive significant benefits and network synergies from the transaction. Verizon expects the transaction to be accretive in the first full year following closing, excluding transaction and integration costs, and does not expect the transaction to materially impact capital expenditures.

The transaction is subject to receipt of regulatory approvals and other customary closing conditions. Verizon expects the transaction to close in the second half of 2021.

Credit Suisse acted as financial advisor to Verizon and Debevoise & Plimpton acted as legal advisor.

Verizon Communications Inc. (NYSE, Nasdaq: VZ) was formed on June 30, 2000 and is celebrating its 20th year as one of the world’s leading providers of technology, communications, information and entertainment products and services. Headquartered in New York City and with a presence around the world, Verizon generated revenues of $131.9 billion in 2019. The company offers data, video and voice services and solutions on its award winning networks and platforms, delivering on customers’ demand for mobility, reliable network connectivity, security and control.

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